Exhibit 10.3(b)

AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Amendment (the “Amendment”) is entered into on October 17, 2006, by and between PLACER SIERRA BANCSHARES (“Bancshares”), and RONALD W. BACHLI (the “Participant”), and amends, effective January 1, 2006 (except as otherwise noted), the Supplemental Executive Retirement Plan (the “Plan”) adopted by Bancshares’ predecessor First California Bancshares by instrument dated May 14, 2003, and accepted by the Participant on May 20, 2003.

The Plan is hereby amended in the following respects only:

1. Section 3.01 of the Plan is amended in its entirety to read as follows:

3.01 Benefits. This Plan incorporates and provides the “retirement benefits” specified in the Employment Agreement between the Participant and Bancshares made and entered into as of January 1, 2006, as amended August 14, 2006 and October 17, 2006 (the “Employment Agreement”). The pertinent provisions of the Employment Agreement are set forth in Appendix A hereto and are incorporated herein by reference. The Participant shall not be entitled to duplicative retirement benefits under the Employment Agreement and this Plan.

2. Appendix A to the Plan is replaced in its entirety by Appendix A attached hereto.

3. The Plan shall not otherwise be affected by this Amendment.

4. This Amendment may be executed in several counterparts, each of which shall be deemed to an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Bancshares and the Executive have executed this Amendment on October 17, 2006, and effective as of January 1, 2006.

PLACER SIERRA BANCSHARES f/k/a FIRST CALIFORNIA BANCSHARES

By:	/s/ Robert J. Kushner
Robert J. Kushner
Chairman of the Compensation Committee of the Board of Directors

/s/ Ronald W. Bachli
RONALD W. BACHLI

Appendix A

Provisions of Employment Agreement dated as of January 1, 2006, by and between Placer Sierra Bancshares and Ronald W. Bachli relating to retirement benefits

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2006 (the “Effective Date”) by and between PLACER SIERRA BANCSHARES, a California corporation (the “Company”) and RONALD W. BACHLI (the “Executive”) (collectively sometimes referred to as the “Parties”).

1. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into the employ of the Company, subject to the terms and conditions of this Agreement for a term of three (3) years commencing January 1, 2006, continuing until December 31, 2008, unless earlier terminated as provided in Section 3. The period of the Executive’s employment hereunder is herein referred to in this Agreement as the “Employment Period.”

2. Terms of Employment.

(a) Position and Duties.

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(b) Compensation.

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(vii) Retirement. The Company shall pay to the Executive a retirement benefit of $200,000 per year for a period of ten years, commencing as of the later of: (1) the first day of the month following the Executive’s retirement from the Company, provided, however, that payments that otherwise would be made within the first 6 months following termination shall be made the first day of the seventh month following termination, or (2) January 1 following the Executive’s 67th birthday provided that, except as expressly provided in section 4 herein below, such retirement benefits shall be deemed to be 80% vested as of the date of this Agreement and shall continue to vest at the rate of twenty percent (20%) per year commencing as of the effective date of this Agreement. The retirement benefits shall be payable in semi-monthly installments (calculated by multiplying the Executive’s vested percentage by $200,000) in accordance with the Company’s normal payroll procedures, less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive agrees in writing. The receipt of any benefit under this economic equivalent alternative will occur no earlier than would the first payment under the semi-monthly installment alternative. Notwithstanding the foregoing, upon the death or disability of the Executive during the Employment Period, the Executive’s retirement benefits shall begin on the first day of the month following such death or disability, provided, however, that payments that otherwise would be made within the first 6 months following such death or disability shall by made the first day of the seventh month following such death or disability. Payment of such retirement benefits in the event of the Executive’s death shall be made to Executive’s estate or beneficiary as provided in Section 4(c) hereof. The Company has designated specific corporate assets as the source from which payments under this Section 2(b)(vii) will be paid and such assets will remain under the Company’s dominion and control, and will be subject to the claims of its general creditors. The Company acknowledges that it has transferred such assets to a “rabbi trust” dated May 14, 2003 that satisfies the guidelines of Revenue Procedure 92-64, 1992-2 CB 422. If and to the extent the Company transfers such assets to a rabbi trust, it is the intention of the parties that such trust be treated as a “grantor” trust for federal income tax purposes, and that the income of the trust be treated as the Company’s income, pursuant to Subtitle A, Chapter 1, Subchapter J, Subpart E, of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give the Executive written notice in accordance with Section 17(e) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, the “Disability” of the Executive has occurred if the Executive is not able, as a result of an illness or other physical or mental disability, to perform the essential functions of his position as required by this Agreement for a period of ninety (90) consecutive days or in excess of one hundred eighty (180) days in any one (1) year period, notwithstanding reasonable accommodation by the Company to the Executive’s known physical or mental disability, solely in accordance with, and to the extent required by, the Americans with Disabilities Act, 29 U.S.C. sections 12101-213 or any other state or local law governing the employment of disabled persons (the “ADA”) provided such accommodation would not impose an undue hardship on the operation of the Company’s business or a direct threat to the Executive or others pursuant to the ADA.

(b) Cause. The Company may terminate the Executive’s employment for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Any act of material dishonesty;

(ii) Any material breach of this Agreement;

(iii) Any breach of a fiduciary duty (involving personal profit);

(iv) Any habitual neglect of, or habitual negligence in carrying out, those duties contemplated under Sections 1 and 2 of this Agreement;

(v) Any willful violation of any law, rule or regulation, which, by virtue of bank regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of the Company;

(vi) Any conviction of any felony which may be reasonably interpreted to be harmful to the Company’s reputation;

(vii) The requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal bank regulatory authority which requests or orders the Executive’s dismissal or limits the Executive’s employment duties;

(viii) Any conduct which constitutes unfair competition with the Company or any parent company, shareholder, subsidiary, division or affiliate thereof;

(ix) The inducement of any client, customer, agent or employee to break any contract or terminate the agency or employment relationship with the Company or any parent company, shareholder, subsidiary, division or affiliate thereof; or

(x) Any willful engaging in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the business or reputation of the Company or any of its subsidiaries. For purposes of this subsection (x), in determining whether cause exists, no act or failure to act on part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interest of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board is conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interest of the Company. The Company must notify Employee of any event constituting cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute cause for purpose of this subparagraph (x).

Termination for Cause by the Company shall not constitute a waiver of any remedies that may otherwise be available to the Company under law, equity, or this Agreement.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i) The assignment to the Executive of duties inconsistent with the Executive’s status as Chairman of the Board and Chief Executive Officer of the Company or a substantial adverse alteration in the nature or stature of the Executive’s responsibilities from those described herein, which is not cured by the Company within seven (7) business days after the Executive delivers written notice to the Company of such assignment or alteration;

(ii) A reduction by the Company of the Executive’s then current Base Salary;

(iii) Any material breach by the Company of any provisions of this Agreement, which breach is not cured by the Company within seven (7) business days after the Executive delivers written notice of such breach to the Company.

(iv) the Company’s requiring the Executive to be based at any office location outside of Sacramento, California;

(v) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(vi) any failure by the Company to comply with and satisfy Section 14 (c) of this Agreement; and

(vii) [effective August 14, 2006] The Executive’s written notice of retirement and resignation as a director and the Chairman of the Board of Directors and Chief Executive Officer of the Company, and as a trustee, director and officer of the Company’s affiliates and subsidiaries; provided, however, that, for a period of 180 days following the effective date of such retirement and resignation, and in consideration of the payment by the Company of a consulting fee of $125,000, payable upon submission of an executed unconditional Release in the form of Exhibit “A” attached hereto, Executive shall make himself available to consult with and advise the Board of Directors solely regarding management transition matters; provided, further, that the Company shall reimburse the Executive for reasonable attorneys’ fees, up to a maximum of $5,000, incurred in connection with the amendment of the Executive’s SERP.

(d) Change in Control. The Executive may terminate this Agreement upon a Change in Control of the Company, provided that the Executive provides Notice of Termination pursuant to Section 3(e) of this Agreement not later than two (2) years after the Change in Control occurs. “Change in Control” shall mean

(i) The consummation of a plan of dissolution or liquidation of the Company;

(ii) The consummation of a plan of reorganization, merger or consolidation involving the Company, except for a reorganization, merger or consolidation where (A) the shareholders of the Company immediately prior to such reorganization, merger or consolidation own directly or indirectly more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) and the individuals who were members of the Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least 50% of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation; or (B) the Company is reorganized, merged or consolidated with a corporation in which any shareholder owning at least 50% of the combined voting power of the outstanding voting securities of the Company immediately prior to such reorganization, merger or consolidation, owns at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation;

(iii) The sale of all or substantially all of the assets of the Company to another person or entity;

(iv) The acquisition of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of the Company then outstanding by another person or entity.

(e) Notice of Termination. Any termination by the Company whether for Cause or otherwise, or by the Executive for Good Reason or otherwise, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 17(e) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; and (ii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for any reason other than death or Disability, or by the Executive for Good Reason or incident to a Change in Control, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be; (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be; and (iii) if the Executive terminates his employment other than for Good Reason, the Date of Termination shall be 30 days after the date of Notice of Termination, unless the Company, at its option, chooses an earlier date.

4. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Change in Control, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason (other than incident to a Change in Control):

(i) the Company shall pay to the Executive a lump sum payment calculated to consist of an amount one (1) times Executive’s then current Base Salary, as defined in Section 2(b)(i), (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which the Executive has agreed, and any outstanding obligations owed by the Executive to the Company). No portion of such amount shall be payable until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto. The Company shall pay such amount on or before the 15th day following the Company’s receipt of Executive’s duly executed and unrevoked Release; provided, however, that if such payment otherwise would be made within the first six (6) months following termination of Executive’s employment with the Company, such payment shall instead be made on the first day of the seventh month following such termination. Notwithstanding the foregoing, no such lump sum payment shall be made unless the duly executed and unrevoked Release is delivered to the Company no later than two (2) months following the end of the calendar year in which Executive’s employment termination occurs.

(ii) the Company shall pay to the Executive the retirement benefit provided for pursuant to Section 2(b)(vii) hereof for a period of ten years commencing as of the first day of the month following the termination of the Executive’s employment pursuant to Section 3(c) hereof. If the retirement benefits are paid under this Section 4(a)(ii), the vesting schedule provided in Section 2(b)(vii) hereof will be accelerated and the Executive shall become fully vested in such retirement benefits. The retirement benefits shall be payable in semi-monthly installments in accordance with the Company’s normal payroll procedures, less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive agrees in writing; provided, however, that the payments that otherwise would be made within the first 6 months following termination of employment shall by made the first day of the seventh month following such termination. No portion of the otherwise non-vested retirement benefit shall be payable until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto.

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The benefits specified in Sections 4 (a)(i) through 4(a)(iii) above shall constitute liquidated damages in lieu of any and all claims by the Executive against the Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, members, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between the Executive and the Company, and shall be in full and complete satisfaction of any and all rights which the Executive may enjoy hereunder, and are expressly conditioned upon receipt by the Company of an executed, unconditional Release from the Executive in the form of Exhibit “A”.

(b) Change in Control. In the event of a Change in Control and, during the two (2) year period following such Change in Control, the Executive terminates employment with the Company (pursuant to Section 3(d)):

(i) the Company shall pay to the Executive a single sum severance payment calculated to consist of an amount equal to two (2) the Executive’s then current Base Salary, as defined in Section 2(b)(i) (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which the Executive has agreed, and any outstanding obligations owed by the Executive to the Company) No portion of such severance pay shall be payable until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto. The Company shall pay such amount on or before the 15th day following the Company’s receipt of Executive’s duly executed and unrevoked Release; provided, however, that if such payment otherwise would be made within the first six (6) months following termination of Executive’s employment with the Company, such payment shall instead be made on the first day of the seventh month following such termination. Notwithstanding the foregoing, no such lump sum payment shall be made unless the duly executed and unrevoked Release is delivered to the Company no later than two (2) months following the end of the calendar year in which Executive’s employment termination occurs.

(ii) the Company (or its successor) shall pay to the Executive the retirement benefit provided for pursuant to Section 2(b)(vii) hereof for a period of ten years, commencing as of the first day of the month following the termination of the Executive’s employment pursuant to Section 3(d). If the retirement benefits are paid under this Section 4(b)(ii), the vesting schedule provided in Section 2(b)(vii) hereof will be accelerated and the Executive shall become fully vested in such retirement benefits. The retirement benefits shall be payable in semi-monthly installments in accordance with the Company’s (or its successor’s) normal payroll procedures, less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive agrees in writing; provided, however, that the payments that otherwise would be made within the first 6 months following termination of employment shall by made the first day of the seventh month following such termination. No portion of the otherwise non-vested retirement benefit shall be payable until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto.

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The payments specified in Sections 4 (b)(i) through 4(b)(iii) above shall constitute liquidated damages in lieu of any and all claims by the Executive against the Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, members, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between the Executive and the Company, and shall be in full and complete satisfaction of any and all rights which the Executive may enjoy hereunder, and are expressly conditioned upon receipt by the Company of an executed, unconditional Release from the Executive in the form of Exhibit “A”.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of accrued Base Salary and the retirement benefit provided for pursuant to Section 2(b)(vii) hereof. * * * The Company shall pay to the Executive’s estate or beneficiary, as applicable, the entire retirement benefit provided for pursuant to Section 2(b)(vii) hereof in a lump sum payment in cash made the first day of the seventh month following Executive’s death, less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive has agreed in writing. If the retirement benefits are paid under this Section 4(c), the vesting schedule provided in Section 2(b)(vii) hereof will be accelerated and the Executive shall become fully vested in such retirement benefits. * * *

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of accrued Base Salary and the retirement benefit provided for pursuant to Section 2(b)(vii) hereof. The Company shall pay to the Executive the retirement benefit provided for pursuant to Section 2(b)(vii) hereof for a period of ten years commencing as of the first day of the month following the termination of the Executive’s employment for disability pursuant to Section 3(a). If the retirement benefits are paid under this Section 4(d), the vesting schedule provided in Section 2(b)(vii) hereof will be accelerated and the Executive shall become fully vested in such retirement benefits. The retirement benefits shall be payable in semi-monthly installments in accordance with the Company’s normal payroll procedures, less payroll taxes and withholding required by federal, state or local law and any additional withholding to which the Executive agrees in writing. Any and all stock options previously granted to the Executive under any stock option plan of the Company and held by the Executive at the Date of Termination shall become fully vested and shall be exercisable for a period of three (3) years after the Date of Termination. * * *

(e) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or if the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive * * * (ii) retirement benefits specified in section 2(b)(vii) hereinabove, to the extent vested as specified therein * * *

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14. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or any of its affiliated companies would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

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18. Arbitration. In the event of any dispute, claim or controversy between the Executive and the Company (or its directors, officers, employees or agents) arising out of this Agreement or the Executive’s employment with the Company, both Parties agree to submit such dispute, claim or controversy to final and binding arbitration before the American Arbitration Association (“AAA”) in accordance with the AAA National Rules for the Resolution of Employment Disputes. The claims governed by this arbitration provision include, but are not limited to, claims for breach of contract, civil torts and employment discrimination such as violation of the Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and other employment laws.

(a) The arbitration shall be conducted by a single arbitrator selected either by mutual agreement of the Executive and the Company or, if they cannot agree, from an odd-numbered list of experienced employment law arbitrators provided by the American Arbitration Association. Each Party shall strike one arbitrator from the list alternately until only one arbitrator remains.

(b) Each Party shall have the right to conduct reasonable discovery, as determined by the arbitrator.

(c) The arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdiction. The arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based. The award and judgment shall be binding and final on both Parties.

(d) The Company will advance the arbitrator’s fees and costs as well as any AAA administrative fees. The Parties shall each advance the fees of their own attorneys and the expenses of their own witnesses. To the extent permitted by law, the Arbitrator may in his or her discretion award the prevailing party the reasonable legal fees and expenses incurred in the arbitration.

(e) This agreement to arbitrate shall continue during the term of employment and thereafter regarding any employment-related disputes.

(f) The Executive and the Company understand that by signing this Agreement, they give up their right to a civil trial and their right to a trial by jury.

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release”) was signed by me, RONALD W. BACHLI (“the Executive”) and given to PLACER SIERRA BANCSHARES, a California corporation (the “Company”) this              day of                 , 200  . At such time as this Release becomes effective and enforceable (i.e., the revocation period set forth below has expired), and assuming the Executive is otherwise eligible for payments under the terms of that certain Employment Agreement between the Executive and the Company effective as of January 1, 2006, as amended (the “Agreement”), the Company agrees to pay the Executive, pursuant to the terms of the Agreement, (a) a single sum payment in the amount of $                 (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which the Executive has agreed, and any outstanding obligations owed by the Executive to the Company); (b) the retirement benefit to be provided pursuant to Section 2(b)(vii) of the Agreement (less payroll taxes and withholding required by any federal, state or local law and any additional withholding to which the Executive has agreed) for a period of ten years, commencing as set forth in Section 2(b)(vii) of the Agreement, with the vesting schedule provided in Section 2(b)(vii) of the Agreement accelerated and the Executive fully vested in such retirement benefits; and (c) the consulting fee to be provided pursuant to Section 3(c)(vii) of the Agreement (less payroll taxes and withholding required by any federal, state or local law and any additional withholding to which the Executive has agreed).

The Executive is also entitled to receive (i) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”); (ii) health care coverage continuation rights (at his own expense) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (iii) vesting of any stock options, as specified in the Agreement.

In consideration of the Company’s promise to pay the amounts set forth above, the Executive hereby agrees, for himself, his heirs, executors, administrators, successors and assigns (hereinafter referred to as the “Releasors”), to fully release and discharge the Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective officers, partners, directors, members, managers, employees and agents, and each of their respective predecessors, successors, heirs and assigns (hereinafter referred to as the “Releasees”) from any and all claims, suits, causes of action, debts, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or contract, tort or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to the Executive’s employment (or other contractual relationship) with the Company and/or the termination of that relationship. The claims released herein include claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the U.S. Pregnancy Discrimination Act, the U.S. Family and Medical Leave Act, the U.S. Fair Labor Standards Act, the U.S. Equal Pay Act, The Workers Adjustment and Notification Act, the California Fair Employment and Housing Act, and the California Labor Code. Provided, however, that this Agreement does not waive rights or claims under the Age Discrimination in Employment Act that may arise after the date this Release is executed.

It is understood and agreed that this Release extends to all such claims and/or potential claims, and that the Executive, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The monies to be paid to the Executive under this Release are in addition to any sums to which he would be entitled without signing this Release.

The Executive acknowledges that he has read and does understand the provisions of this Release. The Executive acknowledges that he affixes his signature hereto voluntarily and without coercion, and that no promise or inducement has been made other than those set out in this Release and that he executes this Release without reliance on any representation by any Releasee.

The Executive understands that this Release involves the relinquishment of his legal rights, and that he has the right to, and has been given the opportunity to, consult with an attorney of his choice. The Executive acknowledges that he has been (and hereby is) advised by the Company that he should consult with an attorney prior to executing this Release.

This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, the Executive agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.

The Executive acknowledges that he has been given a period of twenty-one (21) days from receipt of this Release within which to consider this Release and decide whether or not to execute this Release. If the Executive executes this Release at any time prior to the end of the 21 day period, such early execution was a knowing and voluntary waiver of the Executive’s right to consider this Release for at least 21 days, and was due to his belief that he had ample time in which to consider this Release.

The Executive may, within seven (7) days of his execution and delivery of this Release, revoke this Release by a written document received by the Company on or before the end of the seven (7) day period. The Release will not be effective until said revocation period has expired. No payments will be made hereunder if the Executive revokes this Release.

Dated: _______________________________
RONALD W. BACHLI